Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139679

COMBIMATRIX CORPORATION

1,179,444 Shares of Common Stock

This prospectus relates to the potential resale by a security holder (the “Selling Security Holder”) of up to 1,179,444 shares of our common stock that the Selling Security Holder has the right to receive upon: the conversion of a $10,000,000 convertible debenture, with a conversion price of $11.87 per share, for up to 842,460 shares of our common stock; the exercise of a warrant to purchase up to 168,492 shares of our common stock for $11.87 per share; and the exercise of a warrant to purchase up to 168,492 shares of our common stock for $13.65 per share. We will not receive any proceeds from the resale of these shares. We are registering these shares for resale by the Selling Security Holder, but that does not necessarily mean that it will sell any of the shares.

Our common stock is traded on the Nasdaq Global Market under the symbol “CBMX.”  On July 22, 2008, the last reported sale price of our common stock on the Nasdaq Global Market was $10.55 per share.

Our principal executive offices are located at 6500 Harbor Heights Parkway, Suite 303, Mukilteo, WA 98275.

These are speculative securities. Investing in these securities involves significant risks. In our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus, we identify and discuss several risk factors that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 4, 2008

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PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including the risk factors incorporated by reference into this prospectus. References to “we,” “us,” “our,” “CombiMatrix” or the “Company” mean CombiMatrix Corporation.

CombiMatrix Corporation

CombiMatrix Corporation is a biotechnology company that develops proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets. Among the technologies being developed by CombiMatrix is a platform technology to rapidly produce customizable arrays, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins. This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology. Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs. CombiMatrix Molecular Diagnostics, Inc., a wholly owned subsidiary located in Irvine, California, is exploring opportunities for deployment of arrays in the field of molecular diagnostics.

Our principal business office is located at 6500 Harbor Heights Parkway, Suite 303, Mukilteo, WA 98275, and our telephone number is (425) 493-2000. Our website address is www.combimatrix.com.  Information contained in our website or any other website does not constitute part of this prospectus.

Offering Summary

In connection with a private placement of securities in July 2008, we sold a convertible debenture (the “Debenture”) and two warrants (the “Warrants”) to YA Global Investments, L.P., a Cayman Islands exempt limited partnership (“YA” or “the Selling Security Holder”). The Debenture, which has a principal face value of $10,000,000, may be converted into our common stock at $11.87 per share, and each Warrant may be exercised to purchase up to 168,492 shares of our common stock for $11.87 and $13.65, respectively. To facilitate the resale of the common stock underlying the Debenture and Warrants, we are registering the following shares for resale by YA:

•                  842,460 shares issuable upon conversion of the principal amount of the Debenture

•                  168,492 shares issuable upon exercise of the Warrant bearing an exercise price of $11.87 per share

•                  168,492 shares issuable upon exercise of the Warrant bearing an exercise price of $13.65 per share

We will not receive any of the proceeds from the resale of these securities, but we will bear the expenses of registration, which we estimate will be approximately $25,000. The Selling Security Holder, will pay the cost of any brokerage commissions and discounts, and all expenses incurred by it in connection with the resale of the securities. See “Plan of Distribution.”

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this prospectus. You should carefully consider the risk factors before purchasing our securities. If one or more of the possibilities described as risks actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds upon the resale of any of the shares registered on behalf of the Selling Security Holder.

SELLING SECURITY HOLDER

The shares of common stock being offered by the Selling Security Holder are issuable upon conversion of the Debenture and upon exercise of the Warrants.  For additional information regarding the Debenture and Warrants, see “Offering Summary” and “Description of Securities.” We are registering the shares of common stock in order to permit the Selling Security Holder to offer the shares for resale from time to time.  Except as otherwise noted and except for the ownership of the Debenture and the Warrants, the Selling Security Holder has not had any material relationship with us within the past three years.

The table below contains information regarding the beneficial ownership of our common stock by the Selling Security Holder. The second column lists the number of shares of common stock beneficially owned by the Selling Security Holder, based on its ownership of the Debenture and the Warrants, as of July 18, 2008, assuming conversion of the entire principal amount of the Debenture and exercise of the Warrants in full, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the Selling Security Holder.

In accordance with the terms of a Registration Rights Agreement, dated as of July 10, 2008, with the Selling Security Holder, this prospectus generally covers the resale of 842,460 shares of common stock issued or to be issued upon conversion of the Debenture and 336,984 shares of common stock issued or to be issued upon exercise of the Warrants. Because the conversion price of the Debenture may be adjusted, the number of shares that will actually be issued by us to the Selling Security Holder may be different than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Security Holder pursuant to this prospectus.

Under the terms of the Debenture and the Warrants, the Selling Security Holder may not convert the Debenture or exercise the Warrants to the extent such conversion or exercise would cause the Selling Security Holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Debenture which have not been converted and upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.  The Selling Security Holder may sell all, some or none of the shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering

YA Global Investments, L.P. (1)	1,179,444	1,179,444	0

(1) YA Global Investments, L.P. is a Cayman Islands exempt limited partnership.  YA Global Investments, L.P. is managed by Yorkville Advisors, LLC. Investment decisions for Yorkville Advisors, LLC are made by Mark Angelo, its portfolio manager, with a mailing address of: 101 Hudson Street, Suite 3700, Jersey City, NJ 07303.

PLAN OF DISTRIBUTION

The Selling Security Holder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Security Holder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein Selling Security Holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.

The Selling Security Holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Security Holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the Selling Security Holder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holder.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Security Holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier of the date that all of the shares being offered under this prospectus have been sold or may be sold without restrictions pursuant to Rule 144. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Security Holder or any other person.  We will make copies of this prospectus available to the Selling Security Holder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.  As of July 18, 2008, we had 6,037,643 shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the rights of our common stock, preferred stock and other selected securities. For more detailed information, please see our certificate of incorporation and bylaws, both as amended (our “Certificate of Incorporation” and “Bylaws,” respectively).

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that our Board of Directors (the “Board”), in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock.

Preferred Stock

Our Board is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Convertible Debenture

Upon conversion of the Debenture, YA currently may acquire up to 842,460 shares of our common stock at a current conversion price of $11.87 per share. The number of shares issuable upon conversion may increase due to anti-dilution adjustments if we issue common stock at a lower price while the outstanding principal amount of the Debenture is at least $5,000,000. The conversion price also will be reduced (and the number of shares issuable increased) if we fail to generate at least $6,000,000 in gross revenues for our fiscal year ended December 31, 2008 (subject to adjustment in the event we sell or dispose of a division or line of business). Such additional shares are not being registered herein. Our obligations under the Debenture are secured by the judgment in the litigation captioned Acacia Research Corp. et al v. National Union Fire Ins. Co of Pittsburgh, PA, Case No. CV 05-501-PSG-MLG (C.D. Cal.) and by our intellectual property.

Warrants

As of July 18, 2008, YA held warrants to purchase up to 168,492 shares of our common stock for $11.87 per share, and up to another 168,492 shares of our common stock for $13.65 per share. The number of shares of common stock issuable upon exercise of the warrants may be adjusted in the event of stock dividends, recapitalizations, stock splits, reorganizations or the like.  Subject to certain restrictions, we may compel YA to exercise the warrants.  Among other things, there must be an effective resale registration statement on file with the SEC and the volume-weighted average price of our common stock must have been equal to or greater than 130% of the applicable warrant exercise price for twenty consecutive trading days.  Further, the warrants contain net exercise provisions that enable holders to exercise the warrants on a cashless basis if the underlying shares have not been registered for resale.

Registered Direct Warrants

As of July 18, 2008, the following warrants, issued from 2005 until 2007, remained outstanding:

•	warrants to purchase 159,648 shares of our common stock for $24.00 per share, issued September 2005, and that expire on September 21, 2010;
•	warrants to purchase 1,129,894 shares of our common stock for $8.70 per share, issued December 2006, and that expire on December 13, 2011;
•	warrants to purchase 48,842 shares of our common stock for $10.88 per share, issued December 2006, and that expire on December 13, 2011; and
•	warrants to purchase 966,890 shares of our common stock for $5.50 per share, issued May 2007, and that expire on May 3, 2012.

The number of shares of common stock issuable upon exercise of the warrants may be adjusted in the event of stock dividends, recapitalizations, stock splits, reorganizations or the like. Further, the warrants contain net exercise provisions that enable holders to exercise the warrants on a cashless basis.

Stock Incentive Plan

Our 2006 Stock Incentive Plan, as amended (the “Stock Plan”), currently authorizes the grant of up to 8,279,727 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with stock option grants and other stock-based awards. Employees, directors, consultants or other service providers are eligible to receive grants or awards under our Stock Plan. As of July 18, 2008, there were outstanding and unexercised options to purchase 1,010,229 shares under our Stock Plan.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors.    Our Bylaws provide that our directors may only be removed by the affirmative vote of the shares entitled to vote at a meeting called for that purpose. Although our Bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

Special Meetings.    Our Bylaws provide that special meetings of stockholders can be called by the President, the Chairman or the Board at any time.

Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.    We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•                  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•                  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•                  On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

EXPERTS

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007 and incorporated into this prospectus by reference have been audited by Peterson Sullivan PLLC, an independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are incorporated in this prospectus by reference in reliance upon such report given upon the authority of them as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on by Holland & Knight LLP, Portland, Oregon.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3. The SEC allows this filing to “incorporate by reference” information that the Company previously has filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

•                  Our annual report on Form 10-K filed on March 19, 2008;

•                  Our quarterly report on Form 10-Q filed on May 15, 2008;

•                  Our definitive proxy statement on Schedule 14A filed on April 25, 2008;

•                  Our current reports on Forms 8-K filed on February 13, 2008, March 6, 2008, May 14, 2008, July 11, 2008 and July 14, 2008, to the extent that each such current report was filed and not furnished;

•                  All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to above; and

•                  The description of our common stock contained in Forms 8-A filed on June 6, 2007 and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: CombiMatrix Corporation, Attention: Corporate Secretary, 6500 Harbour Heights Parkway, Suite 303, Mukilteo, WA 98275, telephone (425) 493-2000.  We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act.  This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the SEC.  Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.

We are subject to the informational reporting requirements of the Exchange Act.  In accordance with the Exchange Act, we file reports, proxy statements, and other information with the SEC.  You can inspect and copy these reports, proxy statements, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings are also available on the SEC’s web site.  The address of this site is http://www.sec.gov.

INDEMNIFICATION

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.  Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Company pursuant to applicable state law, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.